Exhibit 10.2

DANIMER SCIENTIFIC, INC.

2020 LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK AGREEMENT

Danimer Scientific, Inc. (previously known as Live Oak Acquisition Corp., the “Company”) has granted the Participant (named in Section 1 hereof) a Full Value Award in the form of shares of performance stock (a “Performance Stock Award”) under the Company’s 2020 Long-Term Incentive Plan (the “Plan”) with respect to that number of shares of Common Stock set forth in Section 1 (the “Performance Shares”). The Performance Stock Award shall be subject to the following terms and conditions (sometimes referred to as the “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time. This Award Agreement is dated as of July 23, 2021.

1.
Defined Terms. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan. In addition, the following words and phrases used in this Award Agreement shall have the meanings specified:
(a)
The “Participant” is Stephen E. Croskrey.
(b)
The “Grant Date” is July 23, 2021.
(c)
The number of “Performance Shares” subject to this Performance Stock Award shall be 95,943 shares of Common Stock.

(d) The “Expiration Date” of the Performance Stock Award shall mean the earlier of (i) the third anniversary of the Grant Date or (ii) the Participant’s Termination Date.

2.
Vesting and Forfeiture of Performance Stock Award and Performance Shares.
(a)
Unvested Award; Forfeiture. All Performance Shares subject to the Performance Stock Award shall be unvested unless and until they become vested and nonforfeitable in accordance with this Section 2. Except as otherwise provided in the Amended and Restated Employment Agreement between the Participant and the Company, dated as of the date hereof (the “Employment Agreement”), by the Committee or this Award Agreement, any portion of the Performance Stock Award (and the Performance Shares subject thereto) that is not vested and nonforfeitable as of the Participant’s Termination Date shall be immediately forfeited and the Participant shall have no further rights under or with respect to the Performance Stock Award or to any of the Performance Shares subject thereto.
(b)
General Vesting Rules. Subject to the terms and conditions of this Award Agreement, the Performance Stock Award shall become vested and nonforfeitable with respect to the Performance Shares as described below, provided, in any case, that the Participant’s Termination Date has not occurred prior to the applicable vesting date:
(I)
Thirty percent (30%) of the Performance Shares (the “ROE Metric Shares”) shall be subject to vesting upon achievement of the pre-tax return on equity (“ROE”) metric as follows: the threshold for vesting the ROE Metric Shares shall be the Company achieving ROE of at least 5%, in which event 50% of the ROE Metric Shares shall vest, and upon the Company achieving ROE of 9%, 100% of the ROE Metric Shares shall vest, with pro rata vesting of the ROE Metric Shares for any amount of ROE in between such ranges. ROE shall mean the pre-tax return on equity equal to earnings before taxes divided by the

(II)
average shareholders’ equity, based on the Company’s consolidated financial statements for the period in question. The vesting of the ROE Metric Shares shall be measured based on the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023.
(II)
Thirty percent (30%) of the Performance Shares (the “EBITDA Metric Shares”) shall be subject to vesting upon achievement of the earnings before interest, taxes, depreciation and amortization (“EBITDA”) metric as follows: the threshold for vesting the EBITDA Metric Shares shall be the Company achieving EBITDA of at least $45 million, in which event 50% of the EBITDA Metric Shares shall vest, and upon the Company achieving $65 million of EBITDA, 100% of the EBITDA Metric Shares shall vest, with pro rata vesting of the EBITDA Metric Shares for any amount of EBITDA in between such ranges. EBITDA shall be determined based on the Company’s consolidated financial statements for the period in question. The vesting of the EBITDA Metric Shares shall be measured based on the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023.
(III)
Forty percent (40%) of the Performance Shares (the “Neat Capacity Metric Shares”) shall be subject to vesting upon achievement of the nameplate capacity for neat PHA production (“Neat Capacity”) metric as follows: the threshold for vesting the Neat Capacity Metric Shares shall be the Company achieving a Neat Capacity of at least 75 million pounds, in which event 50% of the Neat Capacity Metric Shares shall vest, and upon the Company achieving 90 million pounds of Neat Capacity, 100% of the Neat Capacity Shares shall vest, with pro rata vesting of the Neat Capacity Metric Shares for any amount of Neat Capacity in between such ranges. Neat Capacity shall be determined based upon a third party certification of the ability of the Company to produce the quantities of neat PHA set forth above based on its facilities, and not necessarily actual production of such quantities. The vesting of the Neat Capacity Metric Shares shall be measured as of December 31, 2023.

(f)
Limitations. The Performance Shares shall only vest and be issued (1) to the extent necessary, after the approval by the shareholders of the Company of an amendment to the Plan to increase the number of shares available under the Plan in an amount sufficient to permit the vesting and issuance of the Performance Shares in accordance with this Award Agreement, and (2) to the extent the Performance Shares are vested in accordance with this Award Agreement. In no event shall any portion of the Performance Shares vest after the Expiration Date.  Notwithstanding any other provision of this Award Agreement (other than the provisions of Section 2(a)), no portion of the Performance Shares shall become vested after the Participant’s Termination Date except to the extent that it is vested as of the Participant’s Termination Date.
3.
Transfer of Shares. Upon the vesting date with respect to any Performance Shares, shares of Common Stock equal to the number of Performance Shares that become vested and nonforfeitable on that vesting date will be delivered to or for the benefit of the Participant free and clear of any restrictions otherwise imposed by this Award Agreement.
4.
Issuance of Performance Stock Award. Each certificate issued in respect of the Performance Shares awarded under this Award Agreement shall be registered in the name of the Participant.
5.
Certificates; Cash in Lieu of Fractional Shares. To the extent that the Plan or this Award Agreement provides for issuance of certificates representing the shares of Common Stock subject hereto, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any securities exchange or similar entity. In lieu of issuing a fraction of a share of Common Stock pursuant to the Plan or this Award Agreement, the Company may pay to the Participant an amount equal to the Fair Market Value of such fractional share.
6.
Withholding. All deliveries and distributions under this Award Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Common Stock which the Participant already owns, or to which the Participant is otherwise entitled under this Award Agreement; provided, however, that such shares may be used to satisfy not more than the Company’s maximum statutory withholding obligation (based on maximum statutory withholding rates for Federal and state tax purposes, including payroll taxes). If the Participant makes an election in accordance with Section 83(b) of the Code to be taxed on the Performance Shares in the year in which the Grant Date occurs, he or she must so notify the Company in writing, file the election with the Internal Revenue Service within thirty (30) days after the Grant Date, and promptly pay the Company the amount it determines is needed to satisfy tax withholding requirements.
7.
Transferability. Except as otherwise provided by the Committee, neither the Performance Stock Award nor Performance Shares may be sold, assigned, transferred, pledged or otherwise encumbered prior to the vesting date applicable thereto except, as provided by the Committee, pursuant to a qualified domestic relations order.
8.
Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s estate.
9.
Miscellaneous.
(g)
Administration. The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement by the Committee and any decision made by it with respect to this Award Agreement is final and binding on all persons.
(h)
Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
(i)
Adjustments to Shares. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust the Award to preserve the benefits or potential benefits thereof by adjusting the number and kind of shares subject to the Performance Stock Award. Nothing herein is intended to limit the Committee’s discretion to make adjustments pursuant to the terms of the Plan (or any successor thereto).
(j)
Not An Employment Contract. The Performance Stock Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

(k)
Governing Law. The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to choice of law provisions, and applicable federal law.
(l)
Notices. Any written notices provided for in this Award Agreement shall be in writing and shall be deemed sufficiently given if either hand delivered to (or in accordance with directions provided by) the Secretary of the Company or otherwise if sent in accordance with the terms of the Plan.
(m)
Amendment. This Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
(n)
Special Section 409A Rules. It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):
(i)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and
(ii)
the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.
(o)
Severability. The terms or conditions of this Award Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
(p)
Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

ACCEPTED	DANIMER SCIENTIFIC, INC.

/s/ Stephen E. Croskrey	By:	/s/ John A. Dowdy, III
Participant: Stephen E. Croskrey	Name: John A. Dowdy, III
Title: Chief Financial Officer